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                                                              EXHIBIT 23





                              ACCOUNTANTS' CONSENT


The Board of Directors
Healthdyne Technologies, Inc.

We consent to incorporation by reference in the registration statements (Nos. 33-80692, 33-80694, 33-91510, 33-92332, 33-92924 and 333-14765) on Form S-8 of
Healthdyne Technologies, Inc. of our reports dated February 7, 1997, relating to the consolidated balance sheets of Healthdyne Technologies, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 annual report on Form 10-K of Healthdyne Technologies, Inc.


                                          KPMG PEAT MARWICK LLP


Atlanta, Georgia
March 28, 1997